EXHIBIT 99.1

INTER-TEL ANNOUNCES 2004 RESULTS, INCREASE OF QUARTERLY DIVIDEND TO $0.08 PER SHARE, ONE-TIME SPECIAL DIVIDEND OF $1.00 PER SHARE, AND BOARD AUTHORIZATION TO REPURCHASE UP TO $75 MILLION OF THE COMPANY’S STOCK RECORD NET SALES OF $110.4 MILLION FOR THE QUARTER AND $416.9 MILLION FOR THE

YEAR ENDED DECEMBER 31, 2004

Tempe, Arizona . . . February 15, 2005 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced operating results for the fourth quarter and year ended December 31, 2004. Net sales for the fourth quarter of 2004 increased 10.4% to a record $110.4 million compared to net sales of $100.0 million for the fourth quarter of 2003. Net sales for the year ended December 31, 2004 increased 11.5% to $416.9 million, compared to net sales of $373.8 million for the corresponding period in 2003.

For the quarter ended December 31, 2004, Inter-Tel reported GAAP net income, including the impact of the e-rate civil settlement and plea agreement discussed in further detail below, of $2.9 million ($0.11 per diluted share), compared to GAAP net income of $9.4 million ($0.35 per diluted share) for the quarter ended December 31, 2003. GAAP net income for the year ended December 31, 2004, including the e-rate settlement discussed in further detail below, was $27.1 million ($0.99 per diluted share), compared to GAAP net income of $28.5 million ($1.08 per diluted share) for the corresponding period in 2003.

For the quarter ended December 31, 2004, Inter-Tel reported that non-GAAP net income, excluding the e-rate settlement discussed in further detail below, and excluding the tax benefits from the write-off of the Company’s Japan operations, increased 9.2% to $10.2 million ($0.37 per diluted share), compared to net income of $9.4 million ($0.35 per diluted share) for the quarter ended December 31, 2003. Non-GAAP net income for the year ended December 31, 2004, excluding the e-rate settlement discussed in further detail below, and excluding the tax benefits from the write-off of the Company’s Japan operations, increased 20.5% to $34.4 million ($1.26 per diluted share), compared to net income of $28.5 million ($1.08 per diluted share) for the corresponding period in 2003. Please refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information.

“We are pleased with Inter-Tel’s operating performance during the fourth quarter of 2004,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel achieved record net sales for both the quarter and full-year results and again improved its gross profit in the fourth quarter by $5.7 million to $59.2 million, primarily due to the higher net sales volume. Gross margin percentage increased to 53.6% in the fourth quarter of 2004, compared to 53.5% for the fourth quarter of 2003. We continued to invest in research and development, as 2004 fourth quarter R&D costs increased 42.8% compared to the fourth quarter of 2003.”

Mr. Mihaylo added, “Inter-Tel’s cash and short-term investment balances at December 31, 2004 were $205.0 million and long-term securities investments were $9.9 million. For the quarter ended December 31, 2004, days sales outstanding were approximately 37 days and inventory turns were 11.7 times.”

Additional information regarding our operating results follows:

Sales. Net sales increased 10.4%, or an increase of $10.4 million from $100.0 million to $110.4 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. Net sales increased 11.5%, or an increase of $43.1 million from $373.8 million to $416.9 million in the year ended, 2004 compared to the corresponding period in 2003.

Gross Profit and Gross Margin. Gross profit dollars increased 10.7% from $53.5 million to $59.2 million, while the gross margin percentage increased to 53.6% in the fourth quarter of 2004, compared to 53.5% for the fourth quarter of 2003. The increase in gross profit dollars is primarily attributable to higher sales.

Research and Development. Research and development expenses increased by $2.4 million, or 42.8% compared to the fourth quarter of 2003, and increased 4.7% in the fourth quarter of 2004 compared to the third quarter of 2004. The increase in R&D spending during the fourth quarter of 2004 is principally the result of our decision to seek to accelerate the release of new products over the next 6 to 18 months.

Selling, General and Administrative. SG&A decreased to 32.6% of net sales in the fourth quarter of 2004, compared to 32.9% of net sales in the fourth quarter of 2003, which was primarily due to our ability to leverage fixed costs on higher net sales volume. Absolute SG&A dollars increased as a result of many factors during the quarter, including higher expenses due to higher sales volume, costs associated with additional sales personnel and the establishment of new office locations in Pittsburgh, Las Vegas and Tucson (Linktivity).

Amortization. Amortization increased 21.6% to $540,000 in the fourth quarter of 2004, compared to $444,000 in the fourth quarter of 2003, which was primarily due to increased purchased intangible assets from assets acquired during the end of 2003 and throughout 2004.

E-Rate Civil Settlement and Plea Agreement. As identified in the Company’s previous filings with the Securities and Exchange Commission, Divisions of the United States Department of Justice had been investigating other companies’ and Inter-Tel’s participation in a federally funded “E-Rate program” to connect schools and libraries to the Internet. On January 5, 2005, Inter-Tel Technologies, Inc., the Company’s wholly-owned subsidiary, announced court approval of a civil settlement and plea agreement reached on December 8, 2004 in connection with these investigations. A summary of the terms of the settlement follows (in thousands):

Cash settlement for civil and criminal pleas	$8,461
Forgiveness of accounts receivable (previously reserved)	260
Related legal fees	800

Total monetary settlement	$9,521

The company recorded a nonrecurring charge of $9.3 million in the fourth quarter of 2004 in connection with the settlement. The Company also agreed to plead guilty to felony counts for mail fraud and Sherman Act violations. The Company believes that the individuals principally involved in the activities giving rise to the investigations are no longer employed by the Company.

The Company is implementing a rigorous compliance program, including the prompt hiring of a compliance officer and providing new education and training to personnel. The program also includes providing an internal audit review of the e-Rate program, making regular reports to the Company’s board of directors, providing continuing education and training, and monthly certifications by the compliance officer and chief executive officer to the Federal Communications Commission. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information regarding the financial implications.

Write-off of Japan Operations and Related Tax Benefits. During the fourth quarter of 2004, the Company transferred its customer accounts to a dealer in Japan and wrote-off its investment in the subsidiary. Inter-Tel had not previously utilized the tax benefits of losses incurred in Japan, as it had placed a valuation allowance to reserve the tax benefits. The write-off of the investment allows the Company to utilize the tax benefits. Refer to “Reconciliation of GAAP and Non-GAAP Disclosures” below for additional information regarding the financial implications.

Reconciliation of GAAP and Non-GAAP Disclosures.

2004 fourth quarter operating income included a pre-tax charge of $9.3 million, which reduced net income by $9.0 million, or $0.34 per diluted share after tax. This pre-tax charge reflected the costs associated with the Company’s e-Rate settlement. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how we view our operating results.

The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. The following tables reconcile the financial statements on a GAAP basis for the quarter and year ended December 31, 2004 to the non-GAAP pro forma financial statements, which exclude the effects of (1) the e-Rate settlement and (2) the impact of income tax benefits from the write-off of Inter-Tel Japan as discussed above:

	Three months ended December 31, 2004
(in thousands, except per		Effect of	Effect of Japan Tax	Non-GAAP/
share amounts and tax rates)	GAAP	E-rate settlement	Benefit	Pro forma

Sales	$110,448	$—	$—	$110,448
Operating income	5,411	(9,261)	—	14,672
Income before income taxes	6,129	(9,261)	—	15,390
Income taxes	3,218	(304)	(1,647)	5,169
Net income	2,911	(8,957)	1,647	10,221
Net income per share – basic	$0.11	$(0.34)	$0.07	$0.39
Net income per share – diluted	$0.11	$(0.34)	$0.06	$0.37
Effective tax rate	52.5%	3.3%	n/a	33.6%

	Year ended December 31, 2004
(in thousands, except per		Effect of	Effect of Japan	Non-GAAP/
share amounts and tax rates)	GAAP	E-rate settlement	Tax Benefit	Pro forma

Sales	$416,893	$—	$—	$416,893
Operating income	41,715	(9,261)	—	50,976
Income before income taxes	43,852	(9,261)	—	53,113
Income taxes	16,798	(304)	(1,647)	18,749
Net income	27,054	(8,957)	1,647	34,364
Net income per share – basic	$1.05	$(0.35)	$0.07	$1.33
Net income per share – diluted	$0.99	$(0.35)	$0.06	$1.26
Effective tax rate	38.3%	3.3%	n/a	35.3%

Increase to Quarterly Dividend and One-Time Special Dividend. Inter-Tel’s board of directors also made two dividend announcements today:

•	Increase of Inter-Tel’s quarterly dividend by 14.3% from $0.07 per share per quarter (total of $0.28 per share per year) to $0.08 per share per quarter (total of $0.32 per share per year). The increase will be effective beginning the first dividend payment made in April 2005 for shareholders of record at March 31, 2005, and will continue in effect unless canceled or revised by the board of directors.

•	One-time special dividend of $1.00 per share effective for shareholders of record at March 31, 2005 and paid on or about April 15, 2005.

“We believe the quarterly increase to Inter-Tel’s dividend is appropriate given our consistent record of generating cash from operations,” said Mr. Mihaylo. “This represents the fifth consecutive year in which we have increased our regular dividends to our shareholders. We view this quarterly dividend increase, as well as the one-time special dividend, as great ways to reward our shareholders.”

Board Authorization to Repurchase up to $75 Million of Inter-Tel Stock. Inter-Tel also announced today that its board of directors has approved a stock repurchase program in which Inter-Tel may purchase up to $75 million of its Common Stock in the open market from time to time, depending upon general market conditions, the Company’s share price, the level of employee stock option exercises, the level of employee stock purchase plan purchases, the availability of funds and other factors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding anticipated research and development expense increases and the Company’s decision to seek to accelerate the release of new products, anticipated settlement expenses and related fees, the expected costs of forgiveness of accounts receivable and legal fees, requirements to implement and maintain a more comprehensive corporate compliance program, the anticipated payment of quarterly and special dividends, and statements related to the possibility of repurchasing additional shares, the long-term value of the company, and the potential reduction of the dilutive effect of shares issued pursuant to the Company’s stock plans. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual expenses may be different from the anticipated future results; timely and successful hiring and retention of employees; the ability to implement and maintain a comprehensive corporate compliance program; dependence on new product or software development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; the continued availability of cash to finance the quarterly dividend, special dividend and authorized stock repurchase; industry, competitive and technological changes; general market and economic conditions; the composition, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; the presence of software “bugs” or product defects; and market acceptance of our products and related software; and the difficulties experienced with respect to the integration of newly acquired assets with the Company’s existing product offerings. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel’s Form 10-Q filed with the SEC on November 5, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference call. You may access our quarterly earnings results conference call, which is scheduled for February 15, 2005 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until February 15, 2006 at 11:59 p.m. (ET).

About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in the United States and United Kingdom. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share amounts)	2004	2003	2004	2003
NET SALES
Telecommunications systems, software and related	$98,240	$88,265	$367,969	$330,014
Resale of local and long distance	12,208	11,755	48,924	43,822

Total net sales	110,448	100,020	416,893	373,836

Cost of sales
Telecommunications systems, software and related	43,060	39,039	164,129	149,117
Resale of local and long distance	8,144	7,476	31,189	27,646

Total cost of sales	51,204	46,515	195,318	176,763

GROSS PROFIT	59,244	53,505	221,575	197,073

Research & development	7,999	5,600	28,815	21,978
Selling, general and administrative	36,033	32,956	139,949	128,964
Amortization	540	444	1,835	1,803
Nonrecurring charge — E-Rate	9,261	—	9,261	—

	53,833	39,000	179,860	152,745

OPERATING INCOME	5,411	14,505	41,715	44,328

Interest and other income	846	581	2,654	1,807
Foreign currency transaction gains (losses)	(118)	27	(399)	18
Interest expense	(10)	(18)	(118)	(155)

INCOME BEFORE INCOME TAXES	6,129	15,095	43,852	45,998
INCOME TAXES	3,218	5,736	16,798	17,480

NET INCOME	$2,911	$9,359	$27,054	$28,518

NET INCOME PER SHARE—BASIC	$0.11	$0.37	$1.05	$1.14

NET INCOME PER SHARE—DILUTED	$0.11	$0.35	$0.99	$1.08

DIVIDENDS PER SHARE	$0.07	$0.06	$0.26	$0.18

Average number of common shares outstanding — Basic	25,994	25,338	25,767	25,078

Average number of common shares outstanding — Diluted	27,509	27,020	27,266	26,473

Effective Tax Rate	52.5%	38.0%	38.3%	38.0%

OTHER SELECTED FINANCIAL DATA

	December 31,	December 31,
(in millions, except DSO and Inventory turn amounts)	2004	2003
Cash and short-term investments	$205.0	$174.5
Long-term investments	9.9	—
Accounts receivable — net	45.2	43.4
Inventory	16.1	14.6
Net investment in sales-leases (current)	17.2	15.5
Net investment in sales-leases (long-term)	33.9	32.5
DSO (based on 90 days sales)	36.8	39.1
DSO (based on trailing 12 mo. sales)	39.0	41.8
Inventory turns	11.7	14.1

	December 31,	December 31,
	2004	2003
Depreciation and amortization for the year ended December 31, respectively	$10.0	$9.1
Cash used for acquisitions for the year ended December 31, respectively	$5.2	$3.1
Capital expenditures for the year ended December 31, respectively	11.7	7.0